EXHIBIT 10.34

AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of October 31, 2021 (“Effective Date”) by and between eCombustible Products Holdings LLC (the “Company”), and 1221 Capital Partners (“1221”). The Company and 1221 are each a “Party” and collectively the “Parties.”

WHEREAS, on or about February 19, 2020, the Parties entered into an Amended And Restated Equity Purchase and Advisory Agreement (“the EPAA”) which the parties wish to deem to be void ab initio; and

WHEREAS, the Company is in the business of commercializing a patented method for the creation of parahydrogen and atomic hydrogen and for mixing atomic hydrogen with gas to create an eco-friendly fuel (the “eCombustible System”); and

WHEREAS, the Company, through direct and indirect subsidiaries and affiliates (each a “Project Entity”) seeks to install, eCombustible Systems with customers in various industries located throughout the world (each such installation, a “Project”); and

WHEREAS, 1221 has engaged in numerous activities including, among other things, providing capital and committing additional capital for the Projects and the Company, creating proposed economic models for same, sourcing capital for same, assisting in the sourcing of certain professional talent (i.e. senior management, corporate counsel, IP counsel, foreign jurisdiction counsel), assisting in the utilization of its other portfolio companies to facilitate Parent company activities, and other services set forth in the voided EPAA; and in recognition of these activities as well as 1221 relinquishing/terminating certain rights under the voided EPAA, the Company wishes to award 1221 a number of the Class M units of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. The EPAA is Void Ab Initio. The Company and 1221 agree that the EPAA is void ab initio as if it had never been entered into by the Parties.

2. Award of Class M Units: In recognition of services provided or to be provided by 1221 to the Company, the Company agrees to award 1221 Five Million Nine Hundred Thousand (5,900,000) fully paid, non-assessable, and fully vested Class M Units of the Company, pursuant to the terms and conditions set forth on Exhibit A (“Award”). The Award shall be consummated upon the execution of this Agreement and the delivery by the Company of documents/instruments reasonably requested by 1221.

3. Severability: If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable, and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

4. Assignment: Neither Party may assign its rights or obligations hereunder or this Agreement, in whole or in part, outright or by way of collateral assignment, without the written consent of the other Party; provided, that either Party may assign all, but not less than all, of its rights and obligations hereunder to a successor in interest of all or substantially all of the business of that Party, whether by sale of assets, reorganization, merger or otherwise. Any assignment in contravention of this provision is null and void. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns (whether by operation of law, merger, change of control or otherwise) of the Parties.

5. Waiver: No waiver of any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

6. Counterparts: This Agreement may be executed by the Parties hereto by facsimile signature or PDF signature, in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement.

7. Entire Agreement: This Agreement is the final, complete and exclusive agreement of the Parties with respect to this award of Class M Units. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Parties to this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

ECOMBUSTIBLE PRODUCTS HOLDINGS LLC

By:	/s/ James M. Driscoll
Name: James M. Driscoll
Title: Chief Operating Officer

1221 CAPITAL PARTNERS LLC

By:	/s/ James R. Tolzien
Name: James R. Tolzien
Title: Chief Financial Officer

Exhibit A

Terms and Conditions of Issuance of Class M Units